SECURITIES and EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of theSecurities
Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

October 20, 2003

Tengasco, Inc.
(Exact Name of Registrant as specified in its charter)

Commission File Number 0-20975

Tennessee (State or other jurisdiction of incorporation or organization)	87-0267438 (I.R.S. Employer Identification No.)

603 Main Avenue, Suite 500, Knoxville, Tennessee 37902
(Address of Principal Executive Office)

(865)  523-1124
(Registrant’s Telephone number)

Item 5. OTHER EVENTS

KNOXVILLE, Tenn., October 20, 2003 — Tengasco, Inc. (Amex: TGC) announced today that on October 17, 2003, it filed a registration statement with the Securities and Exchange Commission with respect to a proposed rights offering to existing shareholders as of the record date, which has not been determined. The rights offering will provide that the holders of the Company’s approximately 12 million outstanding shares of common stock may purchase two shares of common stock for each share held. The offer includes an over-subscription privilege whereby participating shareholders may purchase shares that were offered but not purchased by other shareholders.

The rights offering is being made in order to reduce debt and increase shareholder equity. The proceeds from the offering will be used to reduce the Company’s non-bank indebtedness, to reduce the Company’s indebtedness to its bank lender, and/or for working capital purposes. The subscription price, record date, offering period, issuance date and other details of the proposed offering have not yet been determined, although the Company anticipates that the offering will commence within 60-90 days. When the Securities and Exchange Commission declares the registration statement effective, the prospectus and related documents will be mailed to shareholders of record and will also be made available, as applicable, for distribution to beneficial owners of the Company’s common stock. None of the Company, its board of directors or any committee of its board of directors is making any recommendation to shareholders as to whether to exercise their subscription rights.

This filing is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell shares of common stock. Shareholders should carefully read the prospectus and related materials when they are available because they contain important information. Shareholders may obtain a free copy (when available) of the prospectus and other documents relating to the offer at the Securities and Exchange Commission’s web site as www.sec.gov.

The statements contained in this filing that are not purely historical are forward-looking statements within the meaning of applicable securities laws. Forward-looking statements include statements regarding our “expectations,” “anticipations,” “intentions,” “beliefs,” or “strategies” regarding the future. Forward-looking statements also include statements regarding revenue, margins, expenses, and earnings analysis for 2003 and thereafter; our going concern qualification; oil and gas prices; reserve calculation and valuation; exploration activities; development expenditures; costs of regulatory compliance; environmental matters; technological developments; future products or product development; our products and distribution development strategies; potential acquisitions or strategic alliances; and liquidity and anticipated cash needs and availability. The Company’s actual results could differ materially from the forward-looking statements.

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SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: October 20, 2003

Tengasco, Inc.

By: /s/ RICHARD T. WILLIAMS Richard T. Williams Chief Executive Officer

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